UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2007

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1300 Main Street

Box 130

Atchison, Kansas 66002

 (Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The company has entered an employment contract with Dr. Sukh Bassi to serve as Vice President Scientific Affairs, Chief Science Officer.   In this capacity Dr.  Bassi, who formerly served as Vice President and Chief Science Officer, will report to the company’s president and is expected to be engaged primarily in external scientific affairs for the company, such as grants procurement and representing the company in its external contacts relating to scientific matters. The term of the contract extends to June 30, 2010 and is renewable for one year thereafter at the option of the company.  It provides for a base salary of $204,800, which is subject to annual review,  and bonus structured on external science issues as may from time to time be adopted by the company, if any.  Dr. Bassi may also participate in the company’s employee benefits in accordance with the terms of the company’s respective employee benefit plans.   The company is required to pay Dr. Bassi’s base salary through the end of the term if it terminates him without cause or if he terminates for good reason, which is defined to mean a permanent change (as defined) in his employment location or a reduction of his base salary. The contract contains confidentiality, non-compete and non-solicitation provisions and an acknowledgment of the company’s ownership of patents and patent applications based on inventions made by Dr. Bassi in the course of his employment by the company.

Item 7.01  Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release issued on April 19, 2007 by the Company.

Item 9.01.  Exhibits.

(d)  Exhibits

99.1         Press Release dated April 19, 2007, furnished solely for the purpose of incorporation by reference into Item 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: April 19, 2007	By:	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chairman of the Board and Chief Executive Officer